As filed with the Securities and Exchange Commission on January 14, 2005
Registration No. 333-121636-01

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RITE AID CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	23-1614034
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 Hunter Lane
Camp Hill, Pennsylvania 17011
(717) 761-2633
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Robert B. Sari Esq.
Senior Vice President and General Counsel
Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
(717) 761-2633
(717) 760-7867 (facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Stacy J. Kanter, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000
(212) 735-2000 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or reinvestment plans, please check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S Employer Identification Number
Ann & Government Streets–Mobile, Alabama, LLC	Delaware	5912	N/A
Apex Drug Stores, Inc.	Michigan	5912	38-2413448
Broadview and Wallings–Broadview Heights Ohio, Inc.	Ohio	5912	25-1814215
Central Avenue & Main Street Petal-MS, LLC	Delaware	5912	N/A
Dominion Drug Stores Corp.	Nevada	5912	80-0052342
Eagle Managed Care Corp.	Delaware	9995	25-1724201
Eighth and Water Streets–Urichsville, Ohio, LLC	Delaware	5912	N/A
England Street–Asheland Corporation	Virginia	5912	80-0052343
Fairground, L.L.C.	Virginia	5912	54-1849788
GDF, Inc.	Maryland	9995	34-1343867
Gettysburg and Hoover–Dayton, Ohio, LLC	Ohio	5912	N/A
Harco, Inc.	Alabama	5912	63-0522700
K&B, Incorporated	Delaware	6749	51-0346254
K&B Alabama Corporation	Alabama	5912	72-1011085
K&B Louisiana Corporation	Louisiana	5912	72-1043860
K&B Mississippi Corporation	Mississippi	5912	72-0983482
K&B Services, Incorporated	Louisiana	5912	72-1245171
K&B Tennessee Corporation	Tennessee	5912	62-1444359
K&B Texas Corporation	Texas	5912	72-1010327
Keystone Centers, Inc.	Pennsylvania	5912	23-1730114
Lakehurst and Broadway Corporation	New Jersey	5912	23-2937947
Mayfield & Chillicothe Roads–Chesterland, LLC	Ohio	5912	N/A
Munson & Andrews, LLC	Delaware	5912	N/A
Name Rite, L.L.C.	Delaware	6749	N/A
Northline & Dix–Toledo–Southgate, LLC	Michigan	5912	N/A
PDS-1 Michigan, Inc.	Michigan	5912	38-2935739
P.L.D. Enterprises, Inc.	Nevada	9995	80-0052347
PL Xpress, Inc.	Oregon	4210	93-0962294
Patton Drive and Navy Boulevard Property Corporation	Florida	5912	23-2870495
Paw Paw Lake Road & Paw Paw Avenue–Coloma, Michigan, LLC	Delaware	5912	N/A
Perry Distributors, Inc.	Michigan	4225	38-1718545
Perry Drug Stores, Inc.	Michigan	5912	38-0947300
RDS Detroit, Inc.	Michigan	5912	35-1799950
Ram–Utica, Inc.	Michigan	9995	80-0052329
READ's Inc.	Maryland	6719	80-0052330
Rite Aid Drug Palace, Inc.	Delaware	5912	23-2325476
Rite Aid Hdqtrs. Corp.	Delaware	AUX1	23-2308342
Rite Aid Hdqtrs. Funding, Inc.	Delaware	6719	73-3167335
Rite Aid of Alabama, Inc.	Alabama	5912	23-2410761
Rite Aid of Connecticut, Inc.	Connecticut	5912	23-1940645
Rite Aid of Delaware, Inc.	Delaware	5912	23-1940646
Rite Aid of Florida, Inc.	Florida	5912	23-2047226

Name of Additional Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S Employer Identification Number
Rite Aid of Georgia, Inc.	Georgia	5912	23-2125551
Rite Aid of Illinois, Inc.	Illinois	5912	23-2416666
Rite Aid of Indiana, Inc.	Indiana	5912	23-2048778
Rite Aid of Kentucky, Inc.	Kentucky	5912	23-2039291
Rite Aid of Maine, Inc.	Maine	5912	01-0324725
Rite Aid of Maryland, Inc.	Maryland	5912	23-1940941
Rite Aid of Massachusetts, Inc.	Massachusetts	5912	23-1940647
Rite Aid of Michigan, Inc.	Michigan	5912	N/A
Rite Aid of New Hampshire, Inc.	New Hampshire	5912	23-2008320
Rite Aid of New Jersey, Inc.	New Jersey	5912	23-1940648
Rite Aid of New York, Inc.	New York	5912	23-1940649
Rite Aid of North Carolina, Inc.	North Carolina	5912	23-1940650
Rite Aid of Ohio, Inc.	Ohio	5912	23-1940651
Rite Aid of Pennsylvania, Inc.	Pennsylvania	5912	23-1940652
Rite Aid of South Carolina, Inc.	South Carolina	5912	23-2047222
Rite Aid of Tennessee, Inc.	Tennessee	5912	23-2047224
Rite Aid of Vermont, Inc.	Vermont	5912	23-1940942
Rite Aid of Virginia, Inc.	Virginia	5912	23-1940653
Rite Aid of Washington, D.C., Inc.	Washington DC	5912	23-2461466
Rite Aid of West Virginia, Inc.	West Virginia	5912	23-1940654
Rite Aid Realty Corp.	Delaware	6719	23-1725347
Rite Aid Rome Distribution Center, Inc.	New York	4225	23-1887836
Rite Aid Services, L.L.C.	Delaware	7363	02-0655440
Rite Aid Transport, Inc.	Delaware	4210	25-1793102
Rite Fund, Inc.	Delaware	6749	51-0273194
Rite Investments Corp.	Delaware	6749	51-0273192
Rx Choice, Inc.	Delaware	7359	25-1598207
Seven Mile and Evergreen–Detroit, LLC	Michigan	5912	N/A
Silver Springs Road–Baltimore, Maryland/One, LLC	Delaware	5912	N/A
Silver Springs Road–Baltimore, Maryland/Two, LLC	Delaware	5912	N/A
State & Fortification Streets–Jackson, Mississippi, LLC	Delaware	5912	N/A
State Street and Hill Road–Gerard, Ohio, LLC	Delaware	5912	N/A
The Lane Drug Company	Ohio	5912	53-0125212
The Muir Company	Ohio	5912	38-0857390
Thrifty Corporation	California	5912	95-1297550
Thrifty PayLess, Inc.	California	5912	95-4391249
Tyler and Sanders Roads, Birmingham–Alabama, LLC	Delaware	5912	N/A
Virginia Corporation	Delaware	6749	51-0335659
112 Burleigh Avenue Norfolk, LLC	Virginia	5912	N/A

Name of Additional Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S Employer Identification Number
537 Elm Street Corp.	Rhode Island	5912	23-2962033
657–659 Broad St. Corp.	New Jersey	5912	80-0052338
764 South Broadway–Geneva, Ohio, LLC	Ohio	5912	23-1974076
1515 West State Street Boise, Idaho, LLC	Delaware	5912	N/A
1740 Associates, L.L.C.	Michigan	5912	N/A
3581 Carter Hill Road–Montgomery Corp.	Alabama	5912	80-0052336
4042 Warrensville Center Road–Warrensville Ohio, Inc.	Ohio	5912	25-1820507
5277 Associates, Inc.	Washington	5912	23-2940919
5600 Superior Properties, Inc.	Ohio	5912	80-0052337

*	Addresses and telephone numbers of principal executive offices are the same as those of Rite Aid Corporation.

The information in this prospectus is not complete and may be changed. The registrants may not sell these securities until the registration statement filed with the Securities and Exchange Commission is is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 14, 2005

PRELIMINARY PROSPECTUS

$1,000,000,000

Rite Aid Corporation

Debt Securities
Guarantees of Debt Securities
Common Stock
Preferred Stock
Warrants

We, Rite Aid Corporation, may offer, issue and sell from time to time, together or separately, our:

•	debt securities, which may be senior secured debt securities, senior unsecured debt securities or subordinated debt securities;

•	guarantees for the benefit of the holders of certain debt securities;

•	shares of our common stock;

•	shares of our preferred stock; and

•	warrants to purchase our common stock, preferred stock, debt securities or other securities.

This prospectus provides you with a general description of the securities which we may offer. Each time we offer securities for sale, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. A prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement before you make your investment decision.

Investing in the securities involves risks. See "Risk Factors" beginning on page 2.

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES, UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities, please see "Plan of Distribution" in this prospectus.

Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the trading symbol "RAD".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated         , 2005

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	ii
WHERE YOU CAN FIND MORE INFORMATION	iii
RITE AID CORPORATION	1
RISK FACTORS	2
RATIO OF EARNINGS TO FIXED CHARGES	7
USE OF PROCEEDS	8
DESCRIPTION OF SECURITIES	9
DESCRIPTION OF DEBT SECURITIES AND GUARANTEES	9
DESCRIPTION OF CAPITAL STOCK	22
DESCRIPTION OF WARRANTS	28
PLAN OF DISTRIBUTION	29
LEGAL MATTERS	31
EXPERTS	31

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a "shelf" registration process. By using the shelf process, we may, from time to time, sell any combination of the securities described in this prospectus, in one or more offerings, up to a total dollar amount of $1,000,000,000, or the equivalent denominated in foreign currencies. This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities for sale, we will provide a supplement to this prospectus that will describe the specific information about the offering and the terms of the securities. A prospectus supplement may also add to, update or change the information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to under the heading "Where You Can Find More Information" in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with any different information. We are not making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition and results of operations may have changed since that date.

When used in this prospectus, the terms "Rite Aid Corporation," "Rite Aid," "the company," "we," "us" and "our" refer to Rite Aid Corporation and its consolidated subsidiaries, unless we specify or the context clearly indicates otherwise.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference herein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	our high level of indebtedness;

•	our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;

•	our ability to improve the operating performance of our existing stores in accordance with our long term strategy;

•	our ability to hire and retain pharmacists and other store personnel;

•	the outcomes of pending lawsuits and governmental investigations;

•	competitive pricing pressures and continued consolidation of the drugstore industry; and

•	the efforts of third party payors to reduce prescription drug reimbursements and encourage mail order, changes in state or federal legislation or regulations, the success of planned advertising and merchandising strategies, general economic conditions and inflation, interest rate movements, access to capital, and our relationships with our suppliers.

We undertake no obligation to revise the forward-looking statements included or incorporated by reference in this prospectus to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section entitled "Risk Factors" included in this prospectus. In addition, you are advised to review any further disclosures we make on related subjects in reports we file with the SEC.

ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (or the SEC) under the Securities Exchange Act of 1934 (or the Exchange Act). You may read and copy all or a portion of this information at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional office located at 233 Broadway, New York, New York 10279. You may obtain further information regarding the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange and the Pacific Exchange under the symbol "RAD". You may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to "incorporate by reference" into this prospectus information that we file with the SEC. This means we can disclose important information to you by referring you to the documents containing this information. Any information we incorporate by reference is considered to be part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will be deemed to automatically update and supercede the information contained herein. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC:

•	Our Annual Report on Form 10-K, filed with the SEC on April 26, 2004, for the fiscal year ended February 28, 2004;

•	Our Quarterly Reports on Form 10-Q for the periods ended May 29, 2004, August 28, 2004 and November 27, filed with SEC on June 29, 2004, September 28, 2004, and December 21, 2004, respectively; and

•	Our Current Reports on Form 8-K, filed with the SEC on August 20, 2004, October 8, 2004, January 4, 2005 and January 5, 2005; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC under the Exchange Act.

We incorporate by reference any future filings we make with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering made under this prospectus. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings, unless specifically stated otherwise.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. Requests should be directed to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Investor Relations
(717) 761-2633

iii

RITE AID CORPORATION

Our Business

We are the third largest retail drugstore chain in the United States based on revenues and number of stores. We operate approximately 3,400 drugstores in 28 states across the country and the District of Columbia.

In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front-end" products. Our pharmacists fill more than 200 million prescriptions annually which account for approximately 64% of our annual sales. We believe that our pharmacy operations will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy and the discovery of new and better drug therapies. We offer approximately 24,000 front-end products, which account for the remaining 36% of our annual sales. Front-end products include over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise and numerous other everyday and convenience products, as well as photo processing. We distinguish our stores from other national chain drugstores, in part, through our private brands and our strategic alliance with General Nutrition Companies, Inc. (GNC), a leading retailer of vitamin and mineral supplements. We offer approximately 2,100 front-end products under the Rite Aid private brand, which contribute approximately 11% of our front-end sales in categories where private brand products are sold.

Our stores range in size from approximately 5,000 to 40,000 square feet. The overall average size of each store in our chain is approximately 12,700 feet. The larger stores are concentrated in the western United States. Approximately 53% of our stores are freestanding; 38% of our stores include a drive-thru pharmacy; 72% include one-hour photo shops; and 29% include a GNC store within Rite-Aid store.

* * *

Our headquarters are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and our telephone number is (717) 761-2633. We were incorporated in 1968 and are a Delaware corporation.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. You should carefully consider the risk factors set forth in this prospectus, the accompanying prospectus supplement and the reports that we file with the SEC, as well as other information we include or incorporate by reference in this prospectus, before deciding whether an investment in that security is suitable for you.

Risks Related to our Financial Condition

We are highly leveraged. Our substantial indebtedness could limit cash flow available for our operations and could adversely affect our ability to service debt or obtain additional financing if necessary.

We are highly leveraged and have the ability to incur a significant amount of additional indebtedness. We also have off balance sheet obligations under our accounts receivable securitization program. Our debt obligations adversely affect our operations in a number of ways and while we believe we have adequate sources of liquidity to meet our anticipated requirements for working capital, debt service and capital expenditures through fiscal year 2006, there can be no assurance that our cash flow from operations will be sufficient to service our debt, which may require us to borrow additional funds for that purpose, restructure or otherwise refinance our debt. Our earnings were insufficient to cover our fixed charges for fiscal 2004 by $2.7 million.

Our high level of indebtedness will continue to restrict our operations. Among other things, our indebtedness will:

•	limit our ability to obtain additional financing;

•	limit our flexibility in planning for, or reacting to, changes in the markets in which we compete;

•	place us at a competitive disadvantage relative to our competitors with less indebtedness;

•	render us more vulnerable to general adverse economic and industry conditions; and

•	require us to dedicate a substantial portion of our cash flow to service our debt.

Our ability to make payments on our debt depends upon our ability to substantially improve our operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If our cash flow from our operating activities is insufficient, we may take certain actions, including delaying or reducing capital or other expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. We may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our existing debt agreements limit our ability to take certain of these actions. Our failure to earn enough to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

Borrowings under our senior credit facility are based upon variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

The indebtedness outstanding under our senior credit facility bears an interest rate that varies depending upon LIBOR. If we borrow additional amounts under our senior credit facility, the interest rate on those borrowings will vary depending upon LIBOR. If LIBOR rises, the interest rates on this outstanding debt will also increase. Therefore, an increase in LIBOR would increase our interest payment obligations under the senior credit facility and have a negative effect on our cash flow and financial condition. We currently do not maintain any hedging contracts that would limit our exposure to variable rates of interest.

The covenants in our outstanding indebtedness impose restrictions that may limit our operating and financial flexibility.

The covenants in the instruments that govern our outstanding indebtedness restrict our ability to:

•	incur liens and debt;

•	pay dividends;

•	make redemptions and repurchases of capital stock;

•	make loans and investments;

•	prepay, redeem or repurchase debt;

•	engage in mergers, consolidations, asset dispositions, sale-leaseback transactions and affiliate transactions;

•	change our business;

•	amend some of our debt and other material agreements;

•	issue and sell capital stock of subsidiaries;

•	restrict distributions from subsidiaries; and

•	grant negative pledges to other creditors.

In addition, if we have less than $300.0 million available under our revolving credit facility, we will be subject to certain financial covenant ratios. If we are unable to meet the terms of the financial covenants or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient additional funds to refinance such debt. Even if new financing is made available to us, it may not be available on terms acceptable to us.

If we obtain modifications of our agreements or are required to obtain waivers of defaults, we may incur significant fees and transaction costs. In fiscal 2005, 2004, 2003, 2002 and 2001, we modified certain covenants contained in our then existing senior credit facility and loan agreements. In fiscal 2000, we obtained waivers of compliance contained in our then existing credit facilities and public indentures. In connection with obtaining these modifications and waivers, we paid significant fees and transaction costs.

Risks Related to our Operations

We need to continue to improve our operations in order to improve our financial condition, but our operations will not improve if we cannot continue to effectively implement our business strategy or if our strategy is negatively affected by general economic conditions.

Although we have had significant improvement in the sales productivity of our store base, we have not yet achieved the sales productivity level of our major competitors. We believe that improving the sales of existing stores is important to achieving profitability and continuing to improve operating cash flow. If we are not successful in implementing our strategy, or if our strategy is not effective, we may not be able to continue to improve our operations. In addition, any adverse change in general economic conditions can adversely affect consumer buying practices and reduce our sales of front-end products, which are our higher margin products, and cause a proportionately greater decrease in our profitability. Failure to continue to improve operations or a decline in general economic conditions would adversely affect our results of operations, financial condition and cash flows and our ability to make principal or interest payments on our debt.

Our new store development program requires entering into construction and development commitments and occasionally purchasing land that will not be utilized for several years which may limit our financial flexibility.

We will enter into significant construction and development commitments as part of our new store development program. Also, we will occasionally make capital expenditures to acquire land that may not be used for several years. Even if there are significant negative economic or competitive developments in our industry or the regions where we have made these commitments, these commitments must still be met. Further, if we subsequently dispose of the property that we acquire, we may receive less than the purchase price or the net book value of such property which may result in financial loss.

We are dependent on our management team, and the loss of their services could have a material adverse effect on our business and the results of our operations or financial condition.

The success of our business is materially dependent upon the continued services of our executive management team. The loss of key personnel could have a material adverse effect on the results of our operations, financial condition or cash flows. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future.

There are currently pending both civil and criminal investigations by the United States Attorney. In addition to any fines or damages that we might have to pay, any criminal conviction against us may result in the loss of licenses and contracts that are material to the conduct of our business, which would have a negative effect on our results of operations, financial condition and cash flows.

There are currently pending federal governmental investigations, both civil and criminal, by the United States Attorney, involving various matters related to prior management's business practices. The Company is cooperating fully with the United States Attorney. We have begun settlement discussions with the United States Attorney of the Middle District of Pennsylvania. The United States Attorney has proposed that the government would not institute any criminal proceedings against us if we enter into a consent judgment providing for a civil penalty payable over a period of years. The amount of the civil penalty has not been agreed to and there can be no assurance that a settlement will be reached or that the amount of such penalty will not have a material adverse effect on our financial condition and results of operations. We recorded an accrual of $20.0 million in fiscal 2003 in connection with the resolution of these matters; however, we may incur charges in excess of that amount and we are unable to estimate the possible range of loss. We will continue to evaluate our estimate and to the extent that additional information arises or our strategy changes, we will adjust our accrual accordingly.

If we were convicted of any crime, certain licenses and government contracts, such as Medicaid plan reimbursement agreements that are material to our operations, may be revoked, which would have a material adverse effect on our results of operations and financial condition. In addition, substantial penalties, damages or other monetary remedies assessed against us could also have a material adverse effect on our results of operations, financial condition and cash flows.

Given the size and nature of our business, we are subject from time to time to various lawsuits which, depending on their outcome, may have a negative impact on our results of operations, financial condition and cash flows.

We are substantially dependent on a single supplier of pharmaceutical products to sell products to us on satisfactory terms. A disruption in this relationship may have a negative effect on our results of operations, financial condition and cash flow.

We obtain approximately 90% of the dollar value of our prescription drugs from a single supplier, McKesson Corp. (or McKesson), pursuant to a contract that runs through March 2009. Pharmacy sales represent approximately 64% of our total sales and, therefore, our relationship with McKesson is important to us. Any significant disruptions in our relationship with McKesson may temporarily make it difficult for us to continue to operate our business until we found a replacement supplier which could have a material adverse effect on our results of operations, financial condition and cash flows.

Risks Related to our Industry

The markets in which we operate are very competitive and further increases in competition could adversely affect us.

We face intense competition with local, regional and national companies, including other drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores, dollar stores, mail order pharmacies and drug importation. We may not be able to effectively compete against them because our existing or potential competitors may have financial and other resources that are superior to ours. In addition, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. The ability of our stores to achieve profitability depends on their ability to achieve a critical mass of customers. We believe that the continued consolidation of the drugstore industry will further increase competitive pressures in the industry. As competition increases, a significant increase in general pricing pressures could occur which would require us to increase our sales volume and to sell higher margin products and services in order to remain competitive. We cannot assure you that we will be able to continue to compete effectively in our markets or increase our sales volume in response to further increased competition.

Changes in third-party reimbursement levels for prescription drugs could reduce our margins and have a material adverse effect on our business.

Sales of prescription drugs, as a percentage of sales, and the percentage of prescription sales reimbursed by third parties, have been increasing and we expect them to continue to increase. Sales of prescription drugs represent approximately 64% of our sales, and approximately 93% of all of the prescription drugs that we sell are with third-party payors. The top five third-party payors account for approximately 30% of our total sales, the largest of which is approximately 10.5% of our total sales. Any significant loss of third-party payor business could have a material adverse effect on our business and results of operations. Also, these third-party payors could reduce the levels at which they will reimburse us for the prescription drugs that we provide to their members. Furthermore, the passing in December 2003 of the Medicare Prescription Drug, Improvement and Modernization Act will grant a prescription drug benefit to participants. As a result of this benefit, we may be reimbursed for some prescription drugs at prices lower than our current reimbursement levels. Approximately 12% of our revenues are from state-sponsored Medicaid agencies. There have been a number of proposals and enactments by various states to reduce Medicaid reimbursement levels in response to budget problems, some of which propose to reduce reimbursement levels in the applicable states significantly, and we expect other similar proposals in the future. If third-party payors reduce their reimbursement levels or if Medicare or state Medicaid programs cover prescription drugs at lower reimbursement levels, our margins on these sales would be reduced, and the profitability of our business and our results of operations, financial condition or cash flows could be adversely affected.

Another adverse trend for drugstore retailing has been the rapid growth in mail-order and internet based prescription processors. These prescription distribution methods have grown in market share relative to drugstores as a result of the rapid rise in drug costs experienced in recent years and are predicted to continue to rise. Mail-order prescription distribution methods are perceived by employers and insurers as being less costly than traditional distribution methods and are being encouraged, and, in some cases, required, by third party pharmacy benefit managers, employers and unions that administer benefits. As a result, some labor unions and employers are requiring, and others may encourage or require, that their members or employees obtain medications from mail-order pharmacies which offer drug prescriptions at prices lower than we are able to offer. In addition to these forms of mail-order distribution, there has also been an increasing number of internet-based prescription distributors that specialize in offering certain high demand lifestyle drugs at deeply discounted prices. A number of these internet-based distributors operate outside the reach of regulations that govern legitimate drug retailers. Competition from Canadian imports has also been increasing significantly recently and also creates volume and pricing pressure. Imports from foreign countries may increase further if recently introduced legislation seeking to legalize the importation of drugs from Canada and other countries is eventually enacted. These alternate distribution channels have negatively affected sales for traditional chain drug retailers, including us, in the last few years and we expect such negative effect to continue in the future.

We are subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.

Our pharmacy business is subject to federal, state and local regulation. These include local registrations of pharmacies in the states where our pharmacies are located, applicable Medicare and

Medicaid regulations and prohibitions against paid referrals of patients. Failure to properly adhere to these and other applicable regulations could result in the imposition of civil and criminal penalties and could adversely affect the continued operation of our business. Furthermore, our pharmacies could be affected by federal and state reform programs, such as healthcare reform initiatives, which could, in turn negatively affect our business. The passing of these initiatives or any new federal or state programs could adversely affect our results of operations, financial condition and cash flows.

Our pharmacy business is subject to the patient privacy and other obligations, including corporate, pharmacy and associate responsibility, imposed by the Health Insurance Portability and Accountability Act. As a covered entity, we are required to implement privacy standards, train our associates on the permitted uses and disclosures of protected health information, provide a notice of privacy practice to our pharmacy customers and permit pharmacy health customers to access and amend their records and receive an accounting of disclosures of protected health information. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.

Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions and adequacy of warnings. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We can offer no assurance that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self insure or we suffer reputational harm as a result of an error or omission.

We will not be able to compete effectively if we are unable to attract, hire and retain qualified pharmacists.

There is a nationwide shortage of qualified pharmacists. In response to this challenge, we have implemented improved competitive benefits and training programs in order to attract, hire and retain qualified pharmacists. We have also expanded our pharmacist recruiting efforts, through an increase in the number of recruiters, a successful pharmacist intern program and improved relations with pharmacy schools. However, we may not be able to attract, hire and retain enough qualified pharmacists which could adversely affect our operations.

RATIO OF EARNINGS TO FIXED CHARGES

We have calculated the ratio of earnings to fixed charges in the following table by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations plus fixed charges before capitalized interest. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense, preferred stock dividend requirement and that portion of rental expense which is representative of the interest factor in those rentals.

	Year Ended					Thirty-Nine Weeks Ended
	February 28, 2004 (52 weeks)	March 1, 2003 (52 weeks)	March 2, 2002 (52 weeks)	March 3, 2001 (53 weeks)	February 26, 2000 (52 weeks)	November 22, 2004 (39 weeks)
	(Dollars in thousands)
Fixed Charges:
Interest Expense	$313,498	$330,020	$396,064	$649,926	$542,028	$224,973
Interest Portion of Net Rental Expense (1)	184,643	189,463	182,260	159,066	146,852	153,233
Fixed Charges Before Capitalized Interest and Preferred Stock Dividend Requirements	498,141	519,483	578,324	808,992	688,880	378,206
Preferred Stock Dividend Requirement (2)	37,074	49,540	42,354	42,445	15,554	39,343
Capitalized Interest	133	301	806	1,836	5,292	160
Total Fixed Charges	$535,348	$569,324	$621,484	$853,273	$709,726	$417,709
Earnings:
Income (Loss) from Continuing Operations Before Income Taxes and Cumulative Effect of Accounting Change	$34,516	$(154,016)	$(839,426)	$(1,282,807)	$(1,123,296)	$85,279
Share of Loss From Equity Method Investees	—	—	12,092	36,675	15,181	—
Preferred Stock Dividend Requirement (2)	(37,074)	(49,540)	(42,354)	(42,445)	(15,554)	(39,343)
Fixed Charges Before Capitalized Interest	535,215	569,023	620,678	851,437	704,434	417,549
Total Adjusted Earnings (Loss)	532,657	365,467	(249,010)	(437,140)	(419,235)	463,485
Ratio of Earnings to Fixed Charges	—	—	—	—	—	1.11
Earnings to Fixed Charges (Deficiency)	$(2,691)	$(203,857)	$(870,494)	$(1,290,413)	$(1,128,961)	$45,776

(1)	The interest portion of net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2)	The preferred stock dividend requirement is computed as the pre-tax earnings (assuming a 35% effective tax rate) that would be required to cover preferred stock dividends.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of any offering of securities offered for general corporate purposes. These purposes may include, but are not limited to:

•	working capital;

•	capital expenditures;

•	the repayment or refinancing of our indebtedness; and

•	acquisitions.

When a particular series of securities is offered, a prospectus supplement related to that offering will set forth our intended use of the net proceeds received from the sale of those securities. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay indebtedness until they are used for their stated purpose.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities (including any guarantee thereof), common stock, preferred stock and warrants that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The debt securities offered by this prospectus will be senior secured debt securities, senior unsecured debt securities or subordinated debt securities. Debt securities may be guaranteed by us or one or more of our subsidiaries. Guarantees may be full or limited, senior or subordinated and secured or unsecured, or a combination thereof. We will issue the senior secured debt securities, the senior unsecured debt securities and the subordinated debt securities under indentures that we will enter into with BNY Midwest Trust Company, as trustee. We refer to the indenture under which senior secured debt securities and the senior unsecured debt securities may be issued in this prospectus as the "senior indenture" and the senior indenture and the subordinated indenture in this prospectus collectively as the "indentures." To the extent that debt securities are guaranteed, the guarantees will be set forth in the indenture or supplements thereto or guarantee agreements. To the extent that debt securities or related guarantees are secured, the security interest will be granted under and subject to the indenture or supplements thereto, security agreements, pledge agreements, mortgages, intercreditor agreements, lien subordination agreements and other documents as may be necessary. We refer to these documents collectively as "security documents." We will file forms of the indentures and any related security documents with the SEC as exhibits to the registration statement of which this prospectus forms a part or in a Current Report on Form 8-K. We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures and the security documents. For purposes of this "Description of Debt Securities and Guarantees" section of this prospectus, references to the terms "Rite Aid," "us" or "we" mean Rite Aid Corporation only, unless we state otherwise or the context clearly indicates otherwise.

We may issue debt securities from time to time in one or more series under the indentures. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. The terms of our debt securities will include those set forth in the applicable indenture, any related security documents and those made a part of the applicable indenture by the Trust Indenture Act of 1939. You should read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and any related security documents before investing in our debt securities.

The provisions of each of the indentures are substantially identical in substance, except that the subordinated indenture provides for the subordination of the subordinated debt securities and the senior indenture has no counterpart for that section. We have described the subordination provisions of the subordinated indenture below under "—Subordination Under the Subordinated Indenture." The terms of the security arrangements for each series of our senior secured debt securities will be established in a supplemental indenture to the senior indenture and will be described in the applicable prospectus supplement.

Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the applicable indenture, we may discharge our obligations under the indentures with respect to our debt securities as described below under "—Defeasance and Covenant Defeasance."

The Terms of the Debt Securities

We may issue debt securities and any related guarantees in one or more series from time to time under each of the indentures. The total principal amount of debt securities that may be issued under the indentures is unlimited. We may limit the maximum total principal amount for the debt securities of any series. However, any limit may be increased by resolution of our board of directors. We will establish the terms of each series of debt securities in a supplemental indenture, board resolution or company order. Unless we inform you otherwise in a prospectus supplement, each series of our senior secured debt securities will rank equally in right of payment with all of our other senior debt, except that our senior secured debt will effectively rank senior to our senior unsecured debt to the extent of the value of the collateral securing the senior secured debt. The subordinated debt securities will rank junior in right of payment and be subordinate to all of our senior debt as described below under "—Subordination Under the Subordinated Indenture."

We will describe the specific terms of the series of debt securities being offered in a prospectus supplement. These terms will include some or all of the following:

•	the title of the debt securities;

•	whether the debt securities are senior secured debt securities, senior unsecured debt securities or subordinated debt securities;

•	the specific indenture under which the debt securities will be issued;

•	any limit on the total principal amount of the debt securities;

•	the ability to issue additional debt securities of the same series;

•	the price or prices at which we sell the debt securities;

•	the date or dates on which the principal of the debt securities will be payable, including the maturity date, or the method used to determine or extend those dates;

•	the interest rate or rates of the debt securities, if any, which may be fixed or variable, or the method used to determine the rate or rates;

•	the date or dates from which interest will accrue on the debt securities, or the method used for determining those dates;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum period during which the interest payment periods may be extended;

•	the priority of payment of the debt securities;

•	the interest payment dates and the regular record dates for interest payments, if any, or the method used to determine those dates;

•	the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•	the place or places where:

•	payments of principal, premium, if any, and interest on the debt securities will be payable;

•	the debt securities may be presented for registration of transfer, conversion or exchange, as applicable; and

•	notices and demands to or upon us relating to the debt securities may be made;

•	any provisions that would allow or obligate us to redeem or purchase the debt securities, including any sinking fund or amortization provisions, prior to their maturity and the prices at which we may, or are required to do so;

•	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000;

•	any provisions that would determine the amount of principal, premium, if any, or interest on the debt securities by reference to an index or pursuant to a formula;

•	the currency, currencies or currency units in which the principal, premium, if any, and interest on the debt securities will be payable, if other than U.S. dollars, and the manner for determining the equivalent principal amount in U.S. dollars;

•	any provisions for the payment of principal, premium, if any, and interest on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable;

•	the percentage of the principal amount at which the debt securities will be issued and, if other than 100%, the portion of the principal amount of the debt securities which will be payable if the maturity of the debt securities is accelerated or the method for determining such portion;

•	if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any such date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date, or, in any such case, the manner in which the deemed principal amount is to be determined;

•	to whom interest on any debt security shall be payable, if other than the person in whose name the security is registered on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than the manner provided in the applicable indenture;

•	any variation of the defeasance and covenant defeasance sections of the relevant indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution;

•	whether any of the debt securities will initially be issued in the form of a temporary global security and the provisions for exchanging a temporary global security for definitive debt securities;

•	whether any of the debt securities will be issued in the form of one or more global securities and, if so:

•	the depositary for the global securities;

•	the form of any additional legends to be borne by the global securities;

•	the circumstances under which the global securities may be exchanged, in whole or in part, for individual debt security certificates; and

•	whether and under what circumstances a transfer of the global securities may be registered in the names of persons other than the depositary for the global securities or its nominee;

•	whether the interest rate of the debt securities may be reset;

•	whether the stated maturity of the debt securities may be extended;

•	any additions to or changes in the events of default for the debt securities and any change in the right of the trustee or the holders of the debt securities to declare the principal amount of the debt securities due and payable;

•	any additions to or changes in the covenants and definitions in the relevant indenture, including any restrictions on our ability to incur debt, redeem our stock, grant liens, merge or sell our assets;

•	any additions or changes to the relevant indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	the appointment of any paying agents, authenticating agents, transfer agents, registrars or other agents for the debt securities, if other than the trustee;

•	the terms, if any, upon which holders may convert or exchange debt securities into or for our common stock, preferred stock or other securities or property;

•	the terms and conditions, if any regarding any mandatory conversion or exchange of debt securities;

•	the period(s), if any, within which the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem, repay or repurchase such debt securities pursuant to any sinking fund or other analogous provision, or at the option of the holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or repurchased, in whole or in part, pursuant to such obligations;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	the terms and conditions, if any, securing the debt securities;

•	any applicable subordination provisions for any subordinated debt securities in addition to or in lieu of those described in this prospectus;

•	any restriction or condition on the transferability of the debt securities;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any restrictions on our subsidiaries; and

•	any other terms of the debt securities, including terms in lieu of those described in this prospectus.

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in a prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in a prospectus supplement, the debt securities will not be listed on any securities exchange.

Guarantees

We, or one or more of our direct or indirect subsidiaries, or any combination of them, may, severally or jointly and severally, guarantee any or all of the series of debt securities. Guarantees may be full or limited, senior or subordinated, secured or unsecured, or any combination thereof. In all cases, however, the obligations of each guarantor under its guarantee will be limited as necessary to prevent the guarantee from being rendered voidable under fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally. We will describe the specific terms of any guarantees in a prospectus supplement. These terms will include some or all of the terms detailed in this section.

All guarantees will bind the successors of the guarantors and will inure to the benefit of holders of the debt securities guaranteed. The guarantees will terminate upon the first to occur of:

•	full payment of the principal, interest and premium, if any, of all debt securities guaranteed;

•	other discharge of all debt securities guaranteed; or

•	such other events described in a prospectus supplement.

Guarantees may be reinstated or described in the applicable prospectus supplement. The guarantee of a subsidiary will be released:

•	upon the sale or other disposition (including by way of consolidation or merger) of the subsidiary;

•	upon the sale or disposition of all or substantially all of the assets of the subsidiary; or

•	upon the happening of other events described in the applicable prospectus supplement;

in each case other than a sale or disposition to us or one of our affiliates. The guarantee of a subsidiary will also be released upon:

•	the merger or consolidation of the subsidiary with or into, or the dissolution and liquidation of the subsidiary into, a subsidiary that is or becomes a guarantor of, or another person that guarantees, the debt securities guaranteed; or

•	the designation of the subsidiary as an unrestricted subsidiary.

Except as set forth in any applicable prospectus supplement, the guarantee will constitute a guarantee of payment and not of collection. Accordingly, the trustee or, in some circumstances the holders of the debt securities guaranteed, may institute a legal proceeding directly against the guarantor to enforce rights under the guarantee without first instituting a legal proceeding against the issuer of the debt security guaranteed or any other person or to realize upon any security for the debt securities guaranteed.

Structural Subordination

Rite Aid is a holding company that conducts substantially all of its operations through its subsidiaries. Its only significant assets are the capital stock of its subsidiaries and its subsidiaries generate substantially all of its operating income and cash flow. As a result, dividends or advances from its subsidiaries are the principal source of funds necessary to meet its debt service obligations. Contractual provisions or laws, as well as its subsidiaries' financial condition and operating requirements, may limit Rite Aid's ability to obtain cash from its subsidiaries that it may require to pay its debt service obligations, including payments on the debt securities. In addition, holders of debt securities will be effectively subordinated to all of the liabilities of Rite Aid's subsidiaries with regard to the assets and earnings of Rite Aid's subsidiaries.

Form, Exchange and Transfer of the Debt Securities

Unless we inform you otherwise in a prospectus supplement, we will issue the debt securities in registered form, without coupons, in denominations of integral multiples of $1,000.

Holders will generally be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations.

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in a prospectus supplement, we will appoint the trustee as security registrar. We will identify any transfer agent in addition to the security registrar in a prospectus supplement. At any time, we may:

•	designate additional transfer agents;

•	rescind the designation of any transfer agent; or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times.

In the event we elect to redeem a series of debt securities, neither we nor the applicable trustee will be required to register the transfer or exchange of any debt security of that series:

•	during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed; or

•	if we have selected the series for redemption, in whole or in part, except for any unredeemed portion of the series

Global Securities

Unless we inform you otherwise in a prospectus supplement, some or all of the debt securities of any series may be represented, in whole or in part, by one or more registered global securities. The global securities will have a total principal amount equal to the debt securities they represent. Unless we inform you otherwise in a prospectus supplement, each global security representing debt securities will be deposited with, or on behalf of, The Depository Trust Company, referred to as DTC, or any other successor depositary we may appoint. In such case, each holder's beneficial interest in global securities will be shown on the records of DTC and transfers and beneficial interests will only be effected through DTC's records. We refer to DTC or any other depositary in this prospectus as the depositary. Each global security will be registered in the name of the depositary or its nominee. Each global security will bear a legend referring to the restrictions on exchange and registration of transfer of global securities that we describe below and any other matters required by the relevant indenture. Unless we inform you otherwise in a prospectus supplement, we will not initially issue debt securities in definitive form.

Global securities may not be exchanged, in whole or in part, for definitive debt securities, and no transfer of a global security, in whole or in part, may be registered in the name of any person other than the depositary for the global security or any nominee of the depositary unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as depositary as required by the applicable indenture unless we have approved a successor depositary within 90 days;

•	we determine in our sole discretion that the global security will be so exchangeable or transferable; or

•	any other circumstances in addition to or in lieu of those described above that we may describe in a prospectus supplement have occurred.

All debt securities issued in exchange for a global security or any portion of a global security will be registered in the names directed by the depositary.

Any additional terms of the depositary agreement with respect to any series of debt securities and the rights of and limitations on owners of beneficial interests in a global security representing a series of debt securities may be described in a related prospectus supplement.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in a prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in a prospectus supplement.

Unless we inform you otherwise in a prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

•	check mailed to the address of the person entitled to the payment as it appears in the security register; or

•	wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We will designate the trustee under the applicable indenture as the sole paying agent for the debt securities unless we inform you otherwise in a prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in a prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times.

Any money deposited with the applicable trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustees and any paying agents will not be liable for those payments after we have been repaid.

Restrictive Covenants

We will describe any restrictive covenants, including restrictions on any subsidiary (whether or not such subsidiary guarantees the debt securities), for any series of debt securities in a prospectus supplement.

Consolidation, Merger and Sale of Assets

Unless we inform you otherwise in a prospectus supplement, Rite Aid may not consolidate with or merge into, or sell, assign, convey, transfer or lease all or substantially all of its properties and assets to any person, other than a direct or indirect wholly owned subsidiary, referred to as a "successor person," unless:

•	we are the surviving corporation or the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction;

•	the successor person assumes Rite Aid's obligations with respect to the debt securities and the relevant indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

•	we have delivered to the applicable trustee any certificate and opinion required under the relevant indenture.

As used in the indentures, the term "corporation" means a corporation, association, company, limited liability company, joint-stock company or business trust.

We will describe any restrictions on the ability of subsidiary guarantors to merge or engage in other extraordinary corporate events in a prospectus supplement.

Events of Default

Unless the context clearly indicates otherwise, we use the terms "indenture" and "trustee" in this subsection to mean the relevant indenture and trustee with respect to any series of debt securities we may offer.

Unless we inform you otherwise in a prospectus supplement, each of the following will be an event of default under the indenture for a series of debt securities:

•	our failure to pay any interest on that series for 30 days after the interest becomes due and payable;

•	our failure to pay principal or premium, if any, on that series when due, regardless of whether such payment becomes due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to perform, or our breach in any material respect of, any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities issued under the indenture, for 90 days after either the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities have given us written notice of the breach in the manner required by the indenture;

•	certain events involving bankruptcy, insolvency or reorganization; and

•	any other event of default we may provide for that series.

If an event of default described in the first, second, third or fifth bullet points above occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of a series may declare the principal amount of the debt securities due and immediately payable. In order to declare the principal amount of the debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the debt securities.

If an event of default described in the fourth bullet point above occurs, then the principal amount of the debt securities shall be immediately due and payable without any declaration or any other action on the part of the trustee or any holder.

An event of default will be deemed waived at any time after a declaration of acceleration but before a judgment for payment of the money due has been obtained if:

•	we have paid or deposited with the trustee all overdue interest, the principal and any premium due otherwise than by the declaration of acceleration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, and all amounts due to the trustee, and

•	all events of default, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived.

The trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of debt securities unless those holders have offered the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur as a result. The holders of a majority of the outstanding debt securities have, with certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or the exercise of any trust or power of the trustee with respect to the debt securities.

The holder of any debt security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that debt security on its maturity date or redemption date and to institute suit to enforce those payments.

We are required to furnish each year to the trustee an officers' certificate to the effect that we are not in default under the indenture or, if there has been a default, specifying the default and its status.

Modification and Waiver

Unless the context clearly indicates otherwise, we use the terms "indenture" and "trustee" in this subsection to mean the relevant indenture and the applicable trustee with respect to any series of debt securities we may offer.

We may enter into one or more supplemental indentures with the trustee without the consent of the holders of the debt securities in order to:

•	evidence the succession of another person to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor;

•	add to the covenants for the benefit of the holders or to surrender any of our rights or powers;

•	add events of default for any series of debt securities;

•	add or change any provisions of the indenture to the extent necessary to issue debt securities in bearer form;

•	add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holders of debt securities of any series, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding;

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the indenture;

•	establish the form or terms of any series of debt securities;

•	provide for uncertificated securities in addition to certificated securities;

•	evidence and provide for successor trustees or to add or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities;

•	correct any ambiguity, defect or inconsistency under the indenture, provided that such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;

•	supplement any provisions of the applicable indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities in any material respect;

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded; or

•	add, change or eliminate any provisions of the indenture in accordance with any amendments to the Trust Indenture Act of 1939, provided that the action does not adversely affect the rights or interests of any holder of debt securities.

We may enter into one or more supplemental indentures with the trustee in order to add to, change or eliminate provisions of the indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the applicable indenture;

•	reduces the principal amount of, or any premium or interest on, any debt security;

•	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	changes the currency of payment of principal, premium, if any, or interest;

•	impairs the right to institute suit for the enforcement of any payment on any debt security;

•	reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture;

•	reduces the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	makes any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security; or

•	changes the terms and conditions pursuant to which any series of debt securities are secured in a manner adverse to the holders of that series of debt securities.

We may not amend the subordinated indenture to change the subordination of any outstanding subordinated debt securities without the consent of each holder of senior debt that the amendment would adversely affect.

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or compliance with restrictive provisions of the applicable indenture.

However, the consent of holders of each outstanding debt security of a series is required to:

•	waive any default in the payment of principal, premium, if any, or interest; or

•	waive any covenants and provisions of the indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected.

In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the indenture as of a specified date:

•	the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of the maturity to such date;

•	if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security;

•	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above; and

•	debt securities owned by us or any other obligor upon the debt securities or any of their affiliates will be disregarded and deemed not to be outstanding.

Some debt securities, including those for which payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased, will not be deemed to be outstanding.

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of the debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date.

Subordination Under the Subordinated Indenture

We have defined some of the terms we use in this subsection at the end of this subsection. The subordinated debt securities issued under the subordinated indenture will:

•	be general unsecured obligations;

•	be subordinate and rank junior in right of payment to all of our senior debt to the extent provided in the subordinated indenture or in any supplemental indenture;

•	rank equally in right of payment with all of our other subordinated indebtedness unless otherwise provided in a supplemental indenture; and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

This means we will not make any payment of principal, premium, if any, interest, or any other amounts, if any, on the subordinated debt securities if:

•	we have defaulted in the payment of principal, premium, if any, interest or any other amounts due on any of our senior debt beyond any applicable grace period; or

•	the maturity of any of our senior debt has been accelerated because of a default,

until such default is cured, waived in writing or ceases to exist or such senior debt is discharged or paid in full. If the maturity of one or more series of our subordinated debt securities is accelerated, then we will not make any payment of principal, premium, if any, interest or any other amounts, if any, on the subordinated debt securities until the holders of all of our senior debt outstanding at the time of acceleration receive payment in full of the senior debt (including any amounts due upon acceleration, if applicable).

If our assets are distributed to our creditors upon our dissolution, winding-up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or bankruptcy, insolvency or similar proceedings, all amounts due or to become due on all of our senior debt must be paid in full before we may make any payments on our subordinated debt securities.

Under the subordinated indenture, the term "senior debt" means the principal, premium, if any, interest, or other amounts due, if any, in connection with all of our debt (unless otherwise provided in a supplemental indenture), whether created, incurred or assumed before, on or after the date of the subordinated indenture. However, senior debt does not include:

•	our debt to any of our subsidiaries;

•	any series of subordinated debt securities issued under the subordinated indenture, unless otherwise specified by the terms of any such series;

•	any of our other debt which by the terms of the instrument creating or evidencing it is specifically designated as being subordinated to or pari passu with the subordinated debt securities; and

•	any trade payables.

Under the subordinated indenture, the term "debt" means, with respect to any person at any date of determination, without duplication:

•	all indebtedness for borrowed money;

•	all obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	all obligations under letters of credit or bankers' acceptances or other similar instruments, or related reimbursement obligations, issued on the account of such person;

•	all obligations to pay the deferred purchase price of property or services, except trade payables;

•	all obligations as lessee under capitalized leases;

•	all debt of others secured by a lien on any asset of such person, whether or not the debt is assumed by the person, provided that, for purposes of determining the amount of any debt of the type described in this bullet point, if recourse with respect to the debt is limited to the asset, the amount of the debt will be limited to the lesser of the fair market value of the asset or the amount of the debt;

•	all debt of others guaranteed by such person to the extent the debt is guaranteed by such person; and

•	to the extent not otherwise included in this definition, all obligations for claims in respect of derivative products, including interest rate, options, swaps, collars and similar arrangements.

Under the subordinated indenture, the term "trade payables" means, with respect to any person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such person or any of its subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

The subordinated indenture does not limit our ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the subordinated debt securities.

A prospectus supplement relating to each series of subordinated debt securities will describe any subordination provisions applicable to such series in addition to or different from those described above.

By reason of the subordination of the subordinated debt securities, in the event we become insolvent, holders of our senior debt and holders of our other obligations that are not subordinated to our senior debt may receive more, ratably, than holders of the subordinated debt securities. However, this subordination will not prevent the occurrence of an event of default or limit the right of acceleration in respect of the subordinated debt securities.

Defeasance and Covenant Defeasance

Unless the context clearly indicates otherwise, we use the terms "indenture" and "trustee" in this subsection to mean the relevant indenture and the applicable trustee with respect to any series of debt securities we may offer.

Unless we inform you otherwise in a prospectus supplement, the provisions of the indenture relating to defeasance and discharge of indebtedness, or defeasance of restrictive covenants, will apply to the debt securities of any series.

Defeasance and Discharge.    We will be discharged from all of our obligations with respect to the debt securities, except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold money for payment in trust, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the debt securities on the respective stated maturities of the debt securities in accordance with the terms of the applicable indenture and the debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that holders of the debt securities will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. Such opinion must be based on a ruling of the U.S. Internal Revenue Service or a change in U.S. federal income tax law occurring after the date hereof, because this result would not occur under current U.S. federal income tax law.

Defeasance of Certain Covenants.    We may, at our option, elect to have our obligations released with respect to certain covenants, including those described under "—Consolidation, Merger and Sale of Assets" that are described in a prospectus supplement. If we do so, our failure to comply with those covenants will not constitute a default or an event of default with respect to the applicable series of notes. In the event covenant defeasance occurs, certain events of default, as described in the applicable prospectus supplement, will not apply to the applicable series of notes. In order to exercise such covenant defeasance option, will be required to deposit, in trust for the benefit of the holders of the debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the debt securities on the respective stated maturities in accordance with the terms of the indenture and the debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to any debt securities and the debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on the debt securities at the time of their respective stated maturities, but might not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from the event of default. In such case, we would remain liable for those payments.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Notices

Holders of our debt securities will receive notices by mail at their addresses as they appear in the security register.

Title

We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue.

Governing Law

New York law will govern the indentures and the debt securities, without regard to its conflicts of law principles.

Regarding the Trustee

The trustee under the indentures will be BNY Midwest Trust Company.

Conversion or Exchange Rights

A prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other securities. These terms will also include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. Such provisions will also include the conversion or exchange price (or manner of calculation), the conversion or exchange period, the events requiring an adjustment of the conversion or exchange price, and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value of $1.00 per share, and 20,000,000 shares of preferred stock, par value of $1.00 per share. As of December 16, 2004, there were 520,602,938 shares of common stock issued and outstanding and 4,522,437 shares of Series D Cumulative Pay-in-Kind Preferred Stock (the "Series D Preferred Stock") issued and outstanding.

Common Stock

The holders of our common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of our board of directors, subject to any preferential dividend rights granted to the holders of any outstanding preferred stock. In the event of our liquidation or dissolution, holders of our common stock are entitled to share equally in all assets remaining after payment of liabilities and the liquidation preference of any outstanding series of preferred stock. Each holder of our common stock is entitled to one vote for each share held on record on all matters submitted to a vote of our security holders. Except as otherwise provided by law, the holders of our common stock vote as one class. The shares of our common stock do not have cumulative voting rights. As a result, subject to the voting rights of the holders of any shares of our preferred stock, including the voting rights of the Series D Preferred Stock, which may at the time be outstanding, the holders of our common stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected in a particular year if they choose to do so. In such event, the holders of the remaining common stock voting for the election of directors will not be able to elect any persons to our board of directors. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and any shares of common stock that we sell in any offering will be, duly authorized, validly issued, fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Preferred Stock

Our board of directors have the authority, without further action by our shareholders, to issue shares of our preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation:

•	the number of shares to constitute such series and the designations thereof;

•	the voting power, if any, of holders of shares of such series and, if voting power is limited, the circumstances under which such holders may be entitled to vote;

•	the rate of dividends, if any, and the extent of further participation in dividend distributions, if any, whether dividends shall be cumulative or non-cumulative, and whether the dividends are payable in cash, securities, other property or a combination of the foregoing;

•	whether or not such series shall be redeemable, and, if so, the terms and conditions upon which shares of such series shall be redeemable;

•	the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase of shares;

•	the rights, if any, of such series, in the event of our dissolution, liquidation, winding up of our affairs or upon any distribution of our assets; and

•	whether or not the shares of such series shall be convertible (including any mandatory conversion provisions), and, if so, the terms and conditions upon which shares of such series shall be convertible.

You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate, whether the dividends are payable in cash, securities, other property or a combination of the foregoing;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock (including any mandatory conversion provisions), or other securities, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on our ability to take certain actions without the consent of a specified number of holders of preferred stock; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable. Holders of preferred stock will not have any preemptive rights.

Preferred Stock Dividend Rights

Holders of preferred stock will be entitled to receive, when, as and if declared by our board of directors, dividends in additional shares of preferred stock (whether or not of the same class), shares of common stock, or cash dividends, or a combination of the foregoing, at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by our board of directors. Dividends on preferred stock may be cumulative or non-cumulative, as specified in the prospectus supplement. If our board of directors fails to declare a dividend on any preferred stock for which dividends are non-cumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

Unless otherwise set forth in the related prospectus supplement, no full dividends will be declared or paid on any preferred stock unless full dividends for the dividend period commencing after the immediately preceding dividend payment date and any cumulative dividends still owing have been or contemporaneously are declared and paid on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as that series of preferred stock will bear the same ratio to each other that accrued dividends per share on that series of preferred stock and the other series of preferred stock bear to each other. In addition, generally, unless full dividends including any cumulative dividends still owing on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock. No interest will be paid in connection with any dividend payment or payments which may be in arrears.

Unless otherwise set forth in the related prospectus supplement, the dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Preferred Stock Rights Upon Liquidation

If we liquidate, dissolve or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to the series of preferred stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of the preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock having the same rank are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

Preferred Stock Redemption

Any series of preferred stock may be redeemable in whole or in part at our option, as set forth in the related prospectus supplement. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the related prospectus supplement.

If a series of preferred stock is subject to redemption, the related prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or other securities of us or of third parties, as specified in the related prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that if no capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the related prospectus supplement.

If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares other than the right to receive the redemption price will cease.

Preferred Stock Conversion Rights

The prospectus supplement will state any conversion rights, including any mandatory conversion rights, under which shares of preferred stock are convertible into shares of common stock or another series of preferred stock or other securities or property.

Preferred Stock Voting Rights

The prospectus supplement will set forth any voting rights of that series of preferred stock. Unless otherwise indicated in the prospectus supplement, if we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock. Unless otherwise indicated in a prospectus supplement, holders of our preferred stock do not vote on matters submitted for a vote of our common stockholders.

Permanent Global Preferred Securities

A series of preferred stock may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the related prospectus supplement. For most series of preferred stock, the depositary will be DTC. A global security may not be transferred except as a whole to the depositary, a nominee of the depositary or their successors unless it is exchanged in whole or in part for preferred stock in individually certificated form. Any additional terms of the depositary arrangement with respect to any series of preferred stock and the rights of and limitations on owners of beneficial interests in a global security representing a series of preferred stock may be described in the related prospectus supplement.

Series D Cumulative Convertible Pay-in-Kind Preferred Stock

As of December 16, 2004, there were 4,522,437 shares of Series D Preferred Stock issued and outstanding. We have authorized 6,000,000 shares of Series D Preferred Stock. As of such date, the outstanding shares of Series D Preferred Stock were convertible into 82,226,121 shares of our common stock. The outstanding shares of Series D Preferred Stock are duly authorized, validly issued, fully paid and nonassessable.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, holders of Series D Preferred Stock shall be entitled to receive out of our assets legally available for distribution to security holders, before any distribution of assets is made to holders of common stock or any other class or series of capital stock ranking junior to Series D Preferred Stock, a liquidation preference of $100, subject to certain adjustments, plus all accrued and unpaid dividends thereon. If, upon any voluntary or involuntary liquidation, dissolution or winding up of us, the amounts payable to holders of Series D Preferred Stock and any other shares of preferred stock ranking as to such distribution on a parity with the Series D Preferred Stock are not paid in full, the holders of Series D Preferred Stock and of such other shares of preferred stock will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled.

Each holder of Series D Preferred Stock is entitled to vote with holders of common stock and each holder of Series D Preferred Stock is entitled to one vote for each share of common stock issuable upon conversion of such holder's Series D Preferred Stock. The holders of Series D Preferred Stock are entitled to vote separately as a class to elect two directors to our board of directors. Each share of Series D Preferred Stock is convertible into the number of shares of our common stock equal to the liquidation preference ($100.00) divided by the conversion price, which is $5.50 per share, subject to certain antidilution adjustments. Without the prior consent of the holders of a majority of the Series D Preferred Stock, we may not authorize, create or issue any securities that are senior to the Series D Preferred Stock, or take certain other actions that would adversely affect the rights, privileges and preferences of the Series D Preferred Stock.

Each holder of Series D Preferred Stock is entitled to receive cumulative preferential dividends at the rate of 8.0% on the liquidation preference, payable quarterly in arrears. Dividends shall be paid, at our option, either in cash, additional shares of Series D Preferred Stock, or a combination thereof. From time to time, on or after October 25, 2004, we may redeem shares of Series D Preferred Stock at 105% of the liquidation preference plus any unpaid partial dividends to the applicable redemption date. Holders of Series D Preferred Stock have no preemptive rights to subscribe for any additional securities we may issue. We have granted the holders of Series D Preferred Stock certain registration rights with respect to the Series D Preferred Stock and the common stock into which the Series D Preferred Stock may be converted.

Anti-Takeover Effects of Delaware Laws and Our Charter and Bylaw Provisions

Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of control of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Charter and By-Law Provisions

The Rite Aid certificate of incorporation specifies that our board of directors shall be divided into three classes, as nearly equal in number as possible, and shall consist of not less than three nor more than 15 directors elected for three-year staggered terms. The term of one class of directors expires at each annual meeting of security holders. Our bylaws provide that the number of directors on our board may be fixed by our board only. The number of directors may be increased or decreased by our board only. In the interim period between annual meetings of security holders or of special meetings of security holders, vacancies and newly created directorships may be filled by our board. Any directors so elected will hold office until the next election of the class to which such directors have been elected. Our certificate of incorporation requires that any mergers, consolidations, asset dispositions and other transactions involving a beneficial owner of more than 10% of the voting power of the then-outstanding classes of stock entitled to vote in the election of directors be approved, unless certain conditions are satisfied, by the affirmative vote of the holders of shares representing not less than 75% of the outstanding shares of stock entitled to vote. These special voting requirements do not apply if the transaction is approved by a majority of the Continuing Directors (as defined below) or the consideration offered to our security holders meets specified fair price standards (including related procedural requirements as to the form of consideration and continued payment of dividends). "Continuing Director" as defined in our certificate of incorporation means a member of our board who was not affiliated with a Related Person (as defined below) and was a member of our board prior to the time that the Related Person acquired the last shares of common stock entitling such Related Person to exercise, in the aggregate, in excess of 10% of the total voting power of all classes of voting stock, or any individual, corporation, partnership, person or other entity ("Person") recommended to succeed a Continuing Director by a majority of Continuing Directors. "Related Person," as defined in our certificate of incorporation, means any Person or affiliate or associate of such Person, who has beneficial ownership directly or indirectly of shares of stock of Rite Aid entitling such Person to exercise more than 10% of the total voting power of all classes of voting stock. Under our certificate of incorporation and bylaws, security holders may consent to any action required or permitted to be taken at any meeting of security holders without prior notice or a vote if a written consent or consents, setting forth the action so taken, shall be signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote thereon were present and voted.

Other Limitations on Stockholder Actions

Our certificate of incorporation also provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director's duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

Our bylaws also provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) arising out of the fact that such person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder. An interested stockholder is any person, other than the corporation and any of its majority-owned subsidiaries, who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors. Section 203 may tend to deter any potential unfriendly offers or other efforts to obtain control of our company that are not approved by our board. This may deprive the stockholders of opportunities to sell shares of our common stock at prices higher than the prevailing market price.

Listing of Common Stock

Our common stock trades on the New York Stock Exchange and the Pacific Exchange under the trading symbol "RAD".

Transfer Agent and Registrar

Computershare serves as the transfer agent and registrar of our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any combination of our or any other entity's debt securities, common stock, preferred stock or other securities, including additional warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from the other offered securities. We will issue the warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will include the specific terms relating to the terms of the warrants. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants;

•	the exercise price of the warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	the rights, if any, we have to redeem the warrants;

•	if applicable, a discussion of any material U.S. federal income tax considerations applicable to the warrants;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants;

•	the name of the warrant agent;

•	information with respect to book-entry procedures, if any; and

•	any other material terms of the warrants.

Each warrant will entitle the holder of warrants to purchase the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in a prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

PLAN OF DISTRIBUTION

We may sell the common stock, preferred stock and any series of debt securities and warrants being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the purchasers;

•	directly to purchasers;

•	through agents or dealers to the purchasers; or

•	through a combination of any of these methods of sale.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the terms of the offering;

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

•	any delayed delivery arrangements;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale; or

•	at prices related to prevailing market prices.

Offerings of our equity securities pursuant to this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price either:

•	on or through facilities of any national securities exchange or quotation service on which such securities may be listed or quoted at the time of sale; and

•	to or through a market maker otherwise then on such exchanges.

Such at-the-market offerings will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities.

Underwriters or agents in any distribution contemplated hereby, including at-the-market offerings referred to below, may from time to time include Citigroup Global Markets Inc. or J.P. Morgan Securities Inc., or their respective affiliates.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings in accordance with the provisions of Rule 415(a)(4) under the Securities Act, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. The aggregate number of shares offered by us pursuant to at-the-market offerings will not exceed 10% of the aggregate market value of our common stock held by non-affiliates. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us of those securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

The securities may also be offered and sold, if so indicated in a prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. A prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

If indicated in the applicable prospectus supplement, we may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplemental will set forth any commissions we pay for solicitations of these delayed delivery contracts.

If underwriters are used in the sale of any securities, the securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

Each series of securities will be a new issue of securities and will have no established trading market other than our common stock which is listed on the New York Stock Exchange and Pacific Exchange. Any common stock sold will be listed on the New York Stock Exchange and Pacific Exchange, upon official notice of issuance. The securities, other than the common stock, may or may not be listed on a national securities exchange.

Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.

In compliance with the guidelines of the National Association of Securities Dealers, Inc., the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any NASD member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount."

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by NASD members participating in the offering or affiliates or associated persons of such NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended February 28, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" effective March 2, 2003, the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended, effective March 4, 2001 and the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective March 3, 2002) and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The registration estimate of expenses in connection with the offerings described in this registration statement will be as follows:

SEC Registration Fee	$117,700
Attorney's Fees and Expenses	150,000
Independent Auditor's Fees and Expenses	75,000
Printing and Engraving Fees and Expenses	50,000
Trustee Fees and Expenses	20,000
Miscellaneous Expenses	30,000
Total	$442,700

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonable believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonable entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonable incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Article Tenth of our Certificate of Incorporation and Article VIII of our By-laws provide for the indemnification of our directors and officers as authorized by Section 145 of the DGCL.

The directors and officers of us and our subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such including liabilities under the Securities Act, under liability insurance policies carried by us.

ITEM 16.	EXHIBITS.

See Index to Exhibits on page II-16.

ITEM 17.	UNDERTAKINGS.

(a)	The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration settlement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Rite Aid's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(e)	The undersigned registrants hereby undertake that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, Commonwealth of Pennsylvania, on January 13, 2005.

RITE AID CORPORATION
By: /s/ Mary F. Sammons Name: Mary F. Sammons Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert G. Miller*	Chairman of the Board	January 13, 2005

Robert G. Miller

/s/ Mary F. Sammons*	President, Chief Executive Officer and Director (Principal Executive Officer)	January 13, 2005

Mary F. Sammons

/s/ John T. Standley*	Chief Administrative and Financial Officer and Senior Executive Vice President (Principal Financial Officer)	January 13, 2005

John T. Standley

/s/ Robert B. Sari	Senior Vice President, General Counsel and Secretary	January 13, 2005

Robert B. Sari

/s/ Kevin Twomey*	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	January 13, 2005

Kevin Twomey

/s/ John G. Danhakl*	Director	January 13, 2005

John G. Danhakl

/s/ Michael A. Friedman, M.D.*	Director	January 13, 2005

Michael A. Friedman, M.D.

/s/ Alfred M. Gleason*	Director	January 13, 2005

Alfred M. Gleason

/s/ George G. Golleher*	Director	January 13, 2005

George G. Golleher

/s/ Colin V. Reed*	Director	January 13, 2005

Colin V. Reed

/s/ Stuart M. Sloan*	Director	January 13, 2005

Stuart M. Sloan

/s/ Jonathan D. Sokoloff*	Director	January 13, 2005

Jonathan D. Sokoloff

*    /s/ Robert B. Sari

Robert B. Sari
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on January 13, 2005.

112 BURLEIGH AVENUE NORFOLK, LLC
1515 WEST STATE STREET BOISE, IDAHO, L.L.C.
NAME RITE L.L.C.
TYLER AND SANDERS ROADS, BIRMINGHAM–
    ALABAMA, LLC
1740 ASSOCIATES, L.L.C.
NORTHLINE & DIX–TOLEDO–SOUTHGATE, LLC
PAW PAW LAKE ROAD & PAW PAW AVENUE COLOMA,     MICHIGAN, LLC
RITE AID SERVICES, L.L.C.
SEVEN MILE AND EVERGREEN–DETROIT, LLC
CENTRAL AVENUE AND MAIN STREET–PETAL,
    MS, LLC
STATE & FORTIFICATION STREETS-JACKSON,
    MISSISSIPPI, LLC
ANN & GOVERNMENT STREETS–MOBILE, ALABAMA,     LLC
FAIRGROUND, L.L.C.
764 SOUTH BROADWAY–GENEVA, OHIO, LLC
EIGHTH AND WATER STREETS–URICHSVILLE, OHIO,
    LLC
GETTYSBURG AND HOOVER–DAYTON, OHIO, LLC
MAYFIELD & CHILLICOTHE ROADS-CHESTERLAND,     LLC
MUNSON & ANDREWS, LLC
STATE STREET AND HILL ROAD–GERARD, OHIO, LLC
SILVER SPRINGS ROAD–BALTIMORE, MARYLAND/    ONE, LLC
SILVER SPRINGS ROAD–BALTIMORE, MARYLAND/ TWO, LLC
By: /s/ Robert B. Sari Name:Robert B. Sari Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Twomey*	President (Principal Executive Officer)	January 13, 2005

Kevin Twomey

/s/ John T. Standley*	Chief Financial Officer and Director (Principal Financial Officer)	January 13, 2005

John T. Standley

/s/ Christopher S. Hall*	Director	January 13, 2005

Christopher S. Hall

*    /s/ Robert B. Sari

Robert B. Sari
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on January 13, 2005.

RITE AID HDQTRS. CORP.
RITE AID OF ALABAMA, INC.
RITE AID OF CONNECTICUT, INC.
RITE AID OF DELAWARE, INC.
RITE AID OF FLORIDA, INC.
RITE AID GEORGIA, INC.
RITE AID OF ILLINOIS, INC.
RITE AID OF INDIANA, INC.
RITE AID OF KENTUCKY, INC.
RITE AID OF MARYLAND, INC.
RITE AID OF MASSACHUSETTS, INC.
RITE AID OF NEW HAMPSHIRE, INC.
RITE AID OF NEW JERSEY, INC.
RITE AID OF NORTH CAROLINA, INC.
RITE AID OF PENNSYLVANIA, INC.
RITE AID OF SOUTH CAROLINA, INC.
RITE AID OF TENNESSEE, INC.
RITE AID OF VIRGINIA, INC.
RITE AID OF WASHINGTON, D.C., INC.
EAGLE MANAGED CARE CORP.
    GDF, INC.
HARCO, INC.
KEYSTONE CENTERS, INC.
RITE AID DRUG PALACE, INC.
RITE AID ROME DISTRIBUTION CENTER,
    INC.
RITE AID TRANSPORT, INC.
3581 CARTER HILL ROAD–MONTGOMERY
    CORP.
4042 WARRENSVILLE CENTER ROAD
    WARRENSVILLE OHIO, INC.
5277 ASSOCIATES, INC.
537 ELM STREET CORP.
5600 SUPERIOR PROPERTIES, INC.
657-659 BROAD ST. CORP.
BROADVIEW AND WALLINGS–BROADVIEW
    HEIGHTS OHIO, INC.
DOMINION DRUG STORES CORP.
ENGLAND STREET–ASHELAND
    CORPORATION
LAKEHURST AND BROADWAY
    CORPORATION
PATTON DRIVE AND NAVY BOULEVARD
    PROPERTY CORPORATION
RITE FUND, INC.
THE MUIR COMPANY
VIRGINIA CORPORATION
K&B, INCORPORATED

K&B ALABAMA CORPORATION
K&B LOUISIANA CORPORATION
K&B MISSISSIPPI CORPORATION
K&B SERVICES, INCORPORATED
K&B TENNESSEE CORPORATION
K&B TEXAS CORPORATION
PL XPRESS, INC.
THRIFTY CORPORATION
P.L.D. ENTERPRISES, INC.
RITE AID REALTY CORP.
PERRY DISTRIBUTORS, INC.
APEX DRUG STORES, INC.
PDS–1 MICHIGAN, INC.
RDS DETROIT, INC.
PERRY DRUG STORES, INC.
RAM–UTICA, INC.
READ'S INC.
RITE AID HDQTRS. FUNDING, INC.
RITE AID OF MICHIGAN, INC.
RITE AID OF NEW YORK, INC.
RITE INVESTMENTS CORP.
RX CHOICE, INC.

By: /s/ Robert B. Sari Name: Robert B. Sari Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Twomey*	President (Principal Executive Officer)	January 13, 2005

Kevin Twomey

/s/ John T. Standley*	Chief Financial Officer and Director (Principal Financial Officer)	January 13, 2005

John T. Standley

/s/ Christopher S. Hall*	Director	January 13, 2005

Christopher S. Hall

/s/ Robert B. Sari	Director	January 13, 2005

Robert B. Sari

*    /s/ Robert B. Sari

Robert B. Sari
Attorney-in-Fact

* Not a director of Rite Aid Hdqtrs. Funding, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on January 13, 2005.

RITE AID OF OHIO, INC. RITE AID OF MAINE, INC. RITE AID OF WEST VIRGINIA, INC. THE LANE DRUG COMPANY
By: /s/ Robert B. Sari Name:Robert B. Sari Title:Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher S. Hall*	President (Principal Executive Officer)	January 13, 2005

Christopher S. Hall

/s/ Kevin Twomey*	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)	January 13, 2005

Kevin Twomey

/s/ I. Lawrence Gelman*	Director	January 13, 2005

I. Lawrence Gelman

/s/ Robert B. Sari	Director	January 13, 2005

Robert B. Sari

*    /s/ Robert B. Sari

Robert B. Sari
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on January 13, 2005.

THRIFTY PAYLESS, INC.
By: /s/ I. Lawrence Gelman Name: I. Lawrence Gelman Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Kibler*	President and Director (Principal Executive Officer)	January 13, 2005

Charles Kibler

/s/ I. Lawrence Gelman*	Vice President, Secretary and Director (Principal Financial Officer)	January 13, 2005

I. Lawrence Gelman

/s/ James E. Krahulec*	Director	January 13, 2005

James E. Krahulec

*    /s/ Robert B. Sari

Robert B. Sari
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on January 13, 2005.

RITE AID OF VERMONT, INC.
By: /s/ Robert B. Sari Name: Robert B. Sari Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Twomey*	President (Principal Executive Officer)	January 13, 2005

Kevin Twomey

/s/ John T. Standley*	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	January 13, 2005

John T. Standley

/s/ Maureen Orzell*	Director	January 13, 2005

Maureen Orzell

/s/ Steven Lawson*	Director	January 13, 2005

Steven Lawson

/s/ Robert B. Sari	Director	January 13, 2005

Robert B. Sari

*    /s/ Robert B. Sari

Robert B. Sari
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Numbers	Description	Incorporation by Reference to
1.1*	Form of Underwriting Agreement for common stock, preferred stock, debt securities, guarantees of debt securities and warrants, to be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated by reference herein.
3.1	Restated Certificate of Incorporation dated December 12, 1996	Exhibit 3(i) to Form 8–K filed on November 2, 1999
3.2	Certificate of Amendment to the Restated Certificate of Incorporation dated October 25, 1999	Exhibit 3(ii) to Form 8–K filed on November 2, 1999
3.3	Certificate of Amendment to Restated Certificate of Incorporation dated June 27, 2001	Exhibit 3.4 to Registration Statement on Form S-1, File No. 333–64950, filed on July 12, 2001
3.4	8% Series D Cumulative Pay–in-kind Preferred Stock Certificate of Designation dated October 3, 2001	Exhibit 3.5 to Form 10–Q filed on October 12, 2001
3.5	By–laws, as amended on November 8, 2000	Exhibit 3.1 to Form 8–K filed on November 13, 2000
3.6	Amendment to By–laws, adopted January 30, 2002	Exhibit T3B.2 to Form T–3, filed on March 4, 2002
4.1	Indenture dated August 1, 1993 by and between Rite Aid Corporation, as issuer, and Morgan Guaranty Trust Company of New York, as trustee, related to the Company's 6.70% Notes due 2001, 7.125% Notes due 2007, 7.70% Notes due 2027, 7.625% Notes due 2005 and 6.875% Notes due 2013	Exhibit 4A to Registration Statement on Form S–3, File No. 333–63794, filed on June 3, 1993
4.2	Supplemental Indenture dated as of February 3, 2000, between Rite Aid Corporation, as issuer, and U.S. Bank Trust National Association, to the Indenture dated as of August 1, 1993 and Morgan Guaranty Trust Company of New York, relating to the Company's 6.70% Notes due 2001, 7.125% Notes due 2007, 7.70% Notes due 2027, 7.625% Notes due 2005 and 6.875% Notes due 2013	Exhibit 4.1 to Form 8–K, filed on February 7, 2000
4.3	Indenture dated as of December 21, 1998, between Rite Aid Corporation, as issuer, and Harris Trust and Savings Bank, as trustee, related to the Company's 5.50% Notes due 2000, 6% Notes due 2005, 6.125% Notes due 2008 and 6.875% Notes due 2028	Exhibit 4.1 to Registration Statement on Form S-4, File No. 333-74751, filed on March 19, 1999
4.4	Supplemental Indenture, dated as of February 3, 2000, between Rite Aid Corporation and Harris Trust and Savings Bank, to the Indenture dated December 21, 1998, between Rite Aid Corporation and Harris Trust and Savings bank, related to the Company's 5.50% Notes due 2000, 6% Notes due 2005, 6.125% Notes due 2008 and 6.875% Notes due 2028	Exhibit 4.4 to Form 8-K, filed on February 7, 2000

Exhibit Numbers	Description	Incorporation by Reference to
4.5	Indenture, dated as of June 27, 2001, between Rite Aid Corporation, as issuer, and State Street Bank and Trust Company, as trustee, related to the Company's 12.50% Senior Secured Notes due 2006	Exhibit 4.7 to Registration on Form S-1, File No. 333-64950, filed on July 12, 2001
4.6	Indenture, dated as of June 27, 2001, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 11¼% Senior Notes due 2008	Exhibit 4.8 to Registration Statement on Form S-1, File No. 333-64950, filed on July 12, 2001
4.7	Indenture, dated as of November 19, 2001, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 4.75% Convertible Notes due December 1, 2006	Exhibit 4.3 to Form 10Q, filed on January 15, 2002
4.8	Indenture, dated as of February 12, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 9½% Senior Secured Notes due 2011	Exhibit 4.1 to Form 8-K, filed on March 5, 2003
4.9	Indenture, dated as of April 22, 2003, between Rite Aid Corporation, as issuer, the Subsidiary Guarantors named therein, and BNY Midwest Trust Company, as trustee, related to the Company's 8.125% Senior Secured Notes due 2010	Exhibit 4.11 to Form 10-K, filed on May 2, 2003
4.10	Indenture, dated as of May 20, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 9.25% Senior Notes due 2013	Exhibit 4.12 to Form 10-Q, filed on July 3, 2003
4.11	Form of Senior Indenture
4.12	Form of Subordinated Indenture
4.13	Form of Senior Note (included in Exhibit 4.13)
4.14	Form of Subordinated Note (included in Exhibit 4.14)
4.15*	Form of Warrants
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as to the legality of the securities being registered
12.1	Statement regarding computation of ratio of earnings to fixed charges (Included as part of the Registration Statement)
23.1**	Consent of Deloitte & Touche LLP
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1**	Powers of Attorney (Included on pages II-5 to II-16 )
25.1	Form T-1 Statement of Eligibility of Trustee under Trust Indenture Act of 1939, under the Senior Indenture and Subordinated Indenture

* To be filed by amendment.

** Previously filed.